EXHIBIT 99.1

Johnson Outdoors Reports Fiscal Third Quarter Results

RACINE, Wis., July 31, 2020 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today reported lower sales and net income during the Company’s 2020 third fiscal quarter ending June 26, 2020, compared to the prior year quarter. Year-to-date revenue and net income also declined.

“As expected, the COVID-19 pandemic had a significant impact on the quarter. Strong momentum in Fishing, Watercraft Recreation and Camping in May and June could not offset the pandemic-related impact on operations in April. Stay-at-home mandates hit during the heart of our primary selling season, as many retailers were closed and consumers were restricted to essential-only activities. As those mandates eased, we began to see high demand and growing participation in Fishing, Camping and Watercraft Recreation, while travel restrictions continue to limit accessibility to Diving,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer. “Going forward, our goal is to continue the positive momentum of our Fishing, Watercraft Recreation and Camping brands through the end of the year by leveraging the increased interest in outdoor activities to the fullest.”

At the beginning of the third quarter, the Company temporarily suspended operations at some locations. When production and shipments resumed in its North American operations on April 22, 2020, the Company began operating under strict procedures and protocols, consistent with CDC guidelines and public health safety directives for COVID-19, and will continue to do so for the foreseeable future.

THIRD QUARTER RESULTS
Typically the third quarter is the primary selling season for our warm weather outdoor recreation products; however, due to COVID-19, customer inventory and replenishment and consumer sell-through patterns have shifted. Total Company net sales declined 21.5 percent to $138.4 million, versus $176.3 million in the prior year third quarter.

  Strong demand in Fishing throughout May and June was not enough to offset the impact of COVID-19 in April, resulting in a 20 percent decline in sales.
  New product innovation and positive market dynamics in Watercraft drove higher demand, leading to a 17 percent growth in revenue.
  Retail closures and state and national park closures contributed to a 34 percent decline in Camping sales.
  Diving, our most global business and the first to be affected by stay-at-home mandates, posted a 47 percent decline in revenue.

Total Company operating profit was $12.9 million for the third quarter compared to $28.0 million in the prior year third fiscal quarter, due primarily to lower sales volume. Gross margin of 45.2 percent was flat to the prior year quarter. Reduced efficiencies from COVID-19 shutdowns were offset by improved product mix and pricing.  Operating expense decreased $2.1 million compared to the prior year quarter, due to reduced sales volume-related costs  which were offset in part by a $2.1 million unfavorable impact year-over-year from valuation adjustments to the Company’s deferred compensation plan assets, which are totally offset in Other Income. Net income was $12.9 million, or $1.27 per diluted share, versus $22.1 million, or $2.19 per diluted share in the previous year’s third quarter.

YEAR-TO-DATE RESULTS
Fiscal 2020 year-to-date net sales declined six percent to $429.5 million compared to $458.4 million in last year’s first fiscal nine-month period. Total Company operating profit was $51.5 million compared to $61.9 million in the prior fiscal year-to-date period.  Gross margin was 44.5 percent in the current year-to-date period, and operating expenses declined $1.5 million year-over-year. Net income during the first fiscal nine months was $39.7 million, or $3.93 per diluted share, versus $47.5 million, or $4.72 per diluted share, in the prior fiscal year-to-date period. The Company’s effective tax rate decreased slightly year-over-year to 24.4 percent.

OTHER FINANCIAL INFORMATION
The Company reported cash and short-term investments of $181.4 million as of June 26, 2020, versus $149.0 million on June 28, 2019. Depreciation and amortization were $11.5 million compared to $10.4 million in the previous year’s quarter. Capital spending totaled $11.4 million in the first fiscal nine months compared with $12.0 million in the prior year-to-date period. In May 2020, the Company’s Board of Directors approved a quarterly cash dividend to shareholders of record as of July 9, 2020, which was payable on July 23, 2020.

“During the quarter, where appropriate, we reduced expenses; however, at this time, the challenge is keeping pace with demand, with a focus on ending the year strong,” said David W. Johnson, Chief Financial Officer. “Our debt-free balance sheet and our healthy cash position will be beneficial as we continue to work through challenges ahead and make smart investments to strengthen the business and drive value for our shareholders.”

PRODUCT NEWS
Johnson Outdoors innovation continues to capture awards and generate excitement at ICAST, the world’s most prestigious fishing show, winning its third “Best of Show” award in the last five years. The new Old Town® Sportsman Autopilot™ won the coveted 2020 “Best of Show” honors, as well as this year’s “Best Boats and Watercraft” award. The Sportsman Autopilot, part of Old Town’s new pioneering line of power, pedal and paddle fishing kayaks, utilizes a GPS-enabled Minn Kota® trolling motor to propel, maneuver, and "anchor" the kayak with its unique Spot-Lock™ Technology.

Johnson Outdoors fishing brands continue to dominate their respective categories at ICAST. The Humminbird® CoastMaster™ won “Best Electronics” honors, resulting in nine ICAST “Best of Electronics” awards in the last ten years. CoastMaster arms saltwater anglers with the very latest information to identify the most productive fishing areas in any U.S. coastal waters and allows anglers to navigate these areas safely and with confidence. The Minn Kota® Raptor™ Shallow Water Anchor grabbed “Best Boating Accessory” honors. Minn Kota’s new Raptor debuts two industry-first technologies: Active Anchoring™, which monitors anchoring force and adjusts to stay pinned to the bottom, and Auto-Bottom Mode™, which automatically detects bottom hardness to determine the right amount of anchoring force.

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, July 31, 2020.  A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page. A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping.  Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Ocean Kayak™; Carlisle® paddles; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission on December 6, 2019, the update to such “Risk Factors” section in Part II, Item 1A in the Company’s  Form 10-Q to be filed with the Securities and Exchange Commission on July 31, 2020, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the global outbreaks of disease, such as the COVID-19 pandemic beginning in late 2019 and spreading across the globe in early 2020, which may affect market and economic conditions, along with wide-ranging impacts on employees, customers and various aspects of operations; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components necessary to manufacture and produce the Company’s products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		NINE MONTHS ENDED
Operating Results	June 26 2020	June 28 2019	June 28 2020	June 28 2019
Net sales	$138,390	$176,253	$429,528	$458,400
Cost of sales	75,828	96,528	238,222	255,227
Gross profit	62,562	79,725	191,306	203,173
Operating expenses	49,633	51,696	139,782	141,322
Operating profit:	12,929	28,029	51,524	61,851
Interest (income) expense, net	(135)	(370)	(1,204)	(1,154)
Other (income) expense, net	(2,493)	(493)	205	(238)
Income before income taxes	15,557	28,892	52,523	63,243
Income tax expense	2,688	6,826	12,837	15,733
Net income	$12,869	$22,066	$39,686	$47,510
Weighted average common shares outstanding - Dilutive	10,074	10,037	10,055	10,021
Net income per common share - Diluted	$1.27	$2.19	$3.93	$4.72
Segment Results
Net sales:
Fishing	$102,741	$128,196	$335,974	$345,222
Camping	9,665	14,728	26,028	30,077
Watercraft Recreation	15,267	13,010	26,140	27,186
Diving	10,696	20,243	41,416	55,866
Other/eliminations	21	76	(30)	49
Total	$138,390	$176,253	$429,528	$458,400
Operating profit (loss):
Fishing	$23,273	$29,672	$71,208	$75,684
Camping	828	2,315	1,603	2,048
Watercraft Recreation	1,181	380	(2,021)	(1,628)
Diving	(2,595)	1,440	(3,202)	2,156
Other/eliminations	(9,758)	(5,778)	(16,064)	(16,409)
Total	$12,929	$28,029	$51,524	$61,851
Balance Sheet Information (End of Period)
Cash, cash equivalents and short term investments			$181,445	$148,968
Accounts receivable, net			82,577	82,860
Inventories, net			94,218	95,833
Total current assets			365,881	333,180
Total assets			517,609	445,558
Total current liabilities			98,799	97,004
Shareholders’ equity			361,534	322,972

Contact:
At Johnson Outdoors Inc.
David Johnson VP & Chief Financial Officer 262-631-6600	Patricia Penman VP – marketing services & global communications 262-631-6600